Exhibit 99.3

CAMBRIDGE ELECTRIC LIGHT COMPANY

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

December 31, 2005 and 2004

Cambridge Electric Light Company

Index to Audited Financial Statements

December 31, 2005

Report of Independent Auditors

To the Board of Directors of

Cambridge Electric Light Company:

In our opinion, the accompanying balance sheets and the related statements of income, retained earnings and cash flows present fairly, in all material respects, the financial position of Cambridge Electric Light Company at December 31, 2005 and December 31, 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers, LLP

March 27, 2006

Cambridge Electric Light Company

Statements of Income

	Years Ended December 31,
	2005	2004
	(in thousands)

Operating revenues	$152,460	$151,373

Operating expenses:
Purchased power	110,142	109,179
Operations and maintenance	14,891	12,679
Demand side management programs	5,146	4,918
Depreciation and amortization	7,274	6,269
Taxes:
Income	4,212	5,615
Local property	1,863	1,763
Payroll and other	422	339
Total operating expenses	143,950	140,762

Operating income	8,510	10,611

Other income, net	28	363

Income before interest charges	8,538	10,974

Interest charges:
Long-term debt	1,983	1,985
Short-term debt and other	433	151
Allowance for borrowed funds used during construction (AFUDC)	(549)	(104)
Total interest charges	1,867	2,032

Net Income	$6,671	$8,942

Per share data is not relevant because Cambridge Electric Light Company's common stock is wholly owned by NSTAR.

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Balance Sheets

	Years Ended December 31,
	2005	2004
Assets	(in thousands)

Property, plant and equipment, at original cost	$198,096	$172,334
Less - Accumulated depreciation	49,105	47,919
	148,991	124,415
Add - Construction work in progress	6,500	11,365
Net property, plant and equipment	155,491	135,780

Equity and other investments	3,305	3,459

Goodwill	-	48,132

Current assets:
Cash	478	413
Accounts receivable:
Affiliated companies	1,598	4,148
Customers, net of allowances of $691 and $343, respectively	14,339	12,380
Unbilled revenues	1,234	1,147
Inventories, at average cost	2,863	1,036
Deferred tax asset	1,404	266
Prepaid property taxes and other	1,087	629
Regulatory assets	35,552	38,995
Total current assets	58,555	59,014

Regulatory assets and deferred debits:
Regulatory assets - power contracts	45,645	53,647
Regulatory assets - other	15,076	4,050
Regulatory asset - goodwill	26,263	-
Deferred debts	12,467	17,420
Total regulatory assets and deferred debits	99,451	75,117

Total assets	$316,802	$321,502

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Balance Sheets

	Years Ended December 31,
	2005	2004
Capitalization and Liabilities	(in thousands)

Common equity:
Common stock, $25 par value
Authorized and outstanding -
346,600 shares, wholly owned by NSTAR	$8,665	$8,665
Amounts paid in excess of par value	54,132	90,599
Retained earnings	26,966	24,045
Total common equity	89,763	123,309
Long-term debt, less current maturities	5,000	25,000
Total capitalization	94,763	148,309

Current liabilities:
Notes payable to banks	35,900	11,700
Advance from affiliates	14,900	6,600
Long-term debt	20,000	-
Total financing activity	70,800	18,300

Accounts payable	13,178	10,383
Accrued interest	394	529
Power contracts	14,246	23,743
Other	9,246	14,629
	37,064	49,284
Total current liabilities	107,864	67,584

Deferred credits:
Power contracts	43,672	53,647
Accumulated deferred income taxes	51,643	28,512
Unamortized investment tax credits	867	924
Regulatory liability - cost of removal	9,204	8,956
Other	8,789	13,570
Total deferred credits	114,175	105,609

Commitments and contingencies

Total capitalization and liabilities	$316,802	$321,502

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Statements of Retained Earnings

	Years Ended December 31,
	2005	2004
	(in thousands)

Balance at the beginning of the year	$24,045	$18,853

Add (Deduct):

Net income	6,671	8,942

Dividends	(3,750)	(3,750)

Balance at the end of the year	$26,966	$24,045

The accompanying notes are an integral part of these financial statements.

Cambridge Electric Light Company

Statements of Cash Flows

	Years Ended December 31,
	2005	2004
	(in thousands)
Operating Activities:
Net income	$6,671	$8,942
Effects of non-cash items:
Depreciation and amortization	7,274	6,269
Deferred income taxes	10,710	10,476
Allowance for borrowed funds used during construction	(549)	(104)
Transition cost deferral	(11,104)	(5,411)
Equity earnings in investments	(194)	(225)
Changes in working capital, exclusive of cash and interim financing	(13,259)	6,304
Purchase power contract buy-outs	(12,877)	(1,823)
Changes in regulatory assets	17,319	52,838
Other deferred debits and credits	(8,295)	(57,601)

Net cash (used in) provided by operating activities	(4,304)	19,665

Investing Activities:
Construction expenditures (exclusive of AFUDC)	(24,729)	(24,184)
Return of investment	280	160
Dividends on investments	68	476

Net cash used in investing activities	(24,381)	(23,548)

Financing Activities:
Advances from affiliates	8,300	405
Changes in short-term borrowings	24,200	7,300
Payment of dividends	(3,750)	(3,750)

Net cash provided by financing activities	28,750	3,955

Net increase in cash	65	72
Cash at the beginning of the year	413	341
Cash at the end of the year	$478	$413

Supplemental Disclosures of Cash Flows Information:
Cash paid during the period for:
Interest	$2,727	$2,086
Income taxes (refund)	$2,573	$(6,879)

Non-cash capital transfer (Note C)	$(36,469)	$-

Deferred debit regulatory asset - goodwill (Note C)	$(30,924)	$-

The accompanying notes are an integral part of these financial statements

NOTES TO FINANCIAL STATEMENTS

Note A. Business Organization and Summary of Significant Accounting Policies

1.   The Company

Cambridge Electric Light Company (Cambridge Electric or the Company) is a regulated public utility company incorporated in 1886 under Massachusetts law and is a wholly owned subsidiary of NSTAR.  NSTAR is a holding company engaged through its subsidiaries in the energy delivery business.  NSTAR serves approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities.  NSTAR's retail utility subsidiaries are Boston Edison Company (Boston Edison), Commonwealth Electric Company (ComElectric), Cambridge Electric and NSTAR Gas Company (NSTAR Gas).  Its wholesale electric subsidiary is Canal Electric Company (Canal Electric).  NSTAR's three retail electric companies collectively operate as "NSTAR Electric."  NSTAR has a service company that provides management and support services to substantially all NSTAR subsidiaries - NSTAR Electric & Gas Corporation (NSTAR Electric & Gas).

The Company's operations have been involved in the distribution and sale of electricity to an average of 47,000 retail customers in the City of Cambridge, Massachusetts.  The service territory encompasses a seven square-mile area with a population of approximately 100,800.

Management, engineering, financing and support services are provided to Cambridge Electric by employees of NSTAR Electric & Gas.  As of December 31, 2005, NSTAR Electric & Gas had approximately 3,050 employees, including approximately 2,150, or 70%, who are represented by two units covered by separate collective bargaining contracts.  NSTAR's labor contract with Local 369 of the Utility Workers Union of America, AFL-CIO, expired on May 15, 2005.  After a brief strike, on May 29, 2005, NSTAR management and union officials agreed upon a new four-year contract expiring June 1, 2009.  The union members, which represent approximately 1,850 employees, ratified the contract on May 31, 2005.  Approximately 250 employees, represented by Local 12004 United Steelworkers of America, AFL-CIO, have a contract that expires on March 31, 2006.  Management and Union officials agreed upon a new four-year contract expiring March 31, 2010.  The union members ratified the contract on March 26, 2006.

Management believes it has satisfactory relations with its employees.

2.   Basis of Accounting

Cambridge Electric follows accounting policies prescribed by the Federal Energy Regulatory Commission (FERC) and the Massachusetts Department of Telecommunications and Energy (MDTE).  The accompanying Financial Statements conform to accounting principles generally accepted in the United States of America (GAAP).  Cambridge Electric is subject to the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71).  The application of SFAS 71 results in differences in the timing of recognition of certain expenses from those of other businesses and industries.  The distribution and transmission businesses remain subject to rate-regulation and continue to meet the criteria for application of SFAS 71.  Refer to Note D, "Regulatory Assets," for more information.

The preparation of financial statements in conformity with GAAP requires management of Cambridge Electric to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

3.   Reclassifications

In the opinion of the Company's management, all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial information for the periods indicated, have been included.  Effective September 30, 2005, Cambridge Electric changed its classification of goodwill to a regulatory asset on the accompanying Balance Sheet.  Refer to Note C for further information.

4.   Operating Revenues

Utility revenues are based on authorized rates approved by the FERC and the MDTE.  Customers are billed for their use of electricity on a cycle basis throughout the month.  To reflect revenues in the proper period, the estimated amount of unbilled sales revenue is recorded each month.  Estimates of distribution and transition revenues for electricity delivered to customers but not yet billed are accrued at the end of each accounting period.

The Company is generally permitted to bill customers for costs associated with purchased power and transmission, demand-side management costs and renewable energy costs and transition costs.  The amount of such costs incurred by the Company is fully reconciled to the revenues collected from its customers.

5.   Maintenance

Expenditures for repairs of property and replacement and renewal of items determined to be less than a unit of property are charged to maintenance expense.  Additions, replacements and renewals of property considered to be units of property are charged to the appropriate plant accounts.

6.   Depreciation

Depreciation of utility property, plant and equipment is computed on a straight-line basis using composite rates based on the estimated useful lives of the various classes of property.  The composite rates are subject to the approval of the MDTE and the FERC.  The Company's composite depreciation rate, based on average depreciable property in service, was 2.88% in 2005 and 2.97% in 2004.  The rates include a cost of removal component, which is collected from customers.  Depreciation expense on property, plant and equipment was $5.3 million and $4.8 million in 2005 and 2004, respectively.

7.   Allowance for Funds Used During Construction (AFUDC)

Under applicable rate-making practices, the Company is permitted to include AFUDC as an element of its depreciable property costs.  This allowance is based on the amount of construction work in progress that is not included in the rate base on which the Company earns a return.  An amount equal to the AFUDC capitalized in the current period is reflected in interest charges on the accompanying Statements of Income and amounted to approximately $549,000 and $104,000 in 2005 and 2004, respectively.

While AFUDC does not provide funds currently, these amounts are recoverable in revenues over the service life of the constructed property.  The amount of AFUDC recorded was at a weighted average rate of 3.82% and 2.23% in 2005 and 2004, respectively.

8.   Transactions with Affiliates

Transactions between the Company and other affiliated companies include payments for management, accounting, data processing and other services that are provided by an affiliate, NSTAR Electric & Gas.  The net amounts payable to NSTAR Electric & Gas amounted to approximately $1.4 million and $7.8 million for 2005 and 2004, respectively.  Transactions with affiliated companies are subject to review by the MDTE.  Transactions with other affiliates resulted in an additional net amount payable of $11.7 million and $1 million as of December 31, 2005 and 2004, respectively.  The amounts described above are net against receivable transactions between the Company and its affiliate companies on the accompanying Balance Sheet.

In addition, the accompanying Balance Sheets include $7.5 million and $7 million in Deferred debits as of December 31, 2005 and 2004, respectively.  These amounts reflect a net receivable from NSTAR Electric & Gas, an affiliate, as a result of Cambridge Electric's participation in the NSTAR Pension Plan and NSTAR's postretirement benefits plans.

In addition, the accompanying Balance Sheets reflect a receivable of $5.3 million as of December 31, 2004, in Deferred credits - other, which represent the amount of goodwill amortization expense allocated by the Company to affiliate Boston Edison in conjunction with the NSTAR merger.  Boston Edison recovered these costs from its customers pursuant to a settlement agreement with the MDTE.  Refer to Note C that describes a change made in 2005 in the classification of goodwill.

9.   Property, plant and equipment

Property, plant and equipment is stated at original cost.  The cost of replacements of property units is capitalized.  The original cost of property retired, net of salvage value, is charged to accumulated depreciation.  The incurred related cost of removal is charged against the Regulatory liability - cost of removal.

10.   Costs to Achieve (CTA)

CTA represents costs incurred to execute the merger that created NSTAR and includes the costs of a voluntary severance program, costs of financial advisers, legal costs, and other transaction and systems integration costs.  The original CTA estimate was $111 million of which approximately $6 million was allocated to Cambridge Electric.  CTA was being amortized over 10 years at an annual rate of $0.6 million through the completion of the four-year rate freeze period based on the original rate plan and was estimated at $111 million as approved by the MDTE.  Effective upon completion of the four-year rate freeze on August 25, 2003, the amortization expense was increased to reflect the actual CTA expenditures incurred.  As a result, the total CTA amortization expense for 2005 and 2004 was approximately $655,000 and reflects the actual CTA of approximately $143 million.

11.   Equity Method of Accounting

The Company uses the equity method of accounting for investments in corporate joint ventures in which it does not have a controlling interest.  Under this method, it records as income or loss the proportionate share of the net earnings or losses of the joint ventures with a corresponding increase or decrease in the carrying value of the investment.  The investment is reduced as cash dividends are received.  Cambridge Electric participates in corporate joint ventures in which it has investments, principally equity investments ranging from 2% to 4.5% in three regional nuclear facilities, two of which are currently being decommissioned.  The third plant site has been decommissioned in accordance with the Federal Nuclear Regulatory Commission procedures.

12.   New Accounting Standard

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections."  This Standard is effective January 1, 2006 and it changes the requirements for the accounting for and reporting of accounting changes and error corrections.  The Standard establishes retrospective application as the required method for reporting a change in accounting principle rather than reporting a cumulative effect change in accounting principle.  Retrospective application requires the application of the new accounting principle to prior periods as if that principle had always been used.  Accordingly, Cambridge Electric will adopt this Standard.

13.   Purchases and Sales Transactions with Independent System Operator - New England (ISO-NE)

During 2004, Cambridge Electric was subject to an agreement whereby all of its energy supply resource entitlements under long-term contracts were transferred to an independent energy supplier, following which Cambridge Electric repurchases its energy resource needs from this independent energy supplier for Cambridge Electric's ultimate sale to its standard offer customers.  This transaction had been recorded as a net purchase of electricity.  The agreement expired in December 2004 and most of Cambridge Electric's remaining long-term contracts were bought-out of in February 2005.

During 2005, as part of its normal business operations, Cambridge Electric entered into transactions to sell energy from all of its remaining long-term energy supply resources to ISO-NE.  Cambridge Electric records the net effect of transactions with the ISO-NE as an adjustment to purchase power expense.

Note B.  Asset Retirement Obligations

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143" (FIN 47), "Accounting for Asset Retirement Obligations" (SFAS 143).  In 2003, Cambridge Electric adopted SFAS 143 that established accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.  SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation (ARO) in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  FIN 47 clarifies when an entity would be required to recognize a liability for the fair value of an ARO that is conditional on a future event if the liability's fair value can be reasonably estimated.  Uncertainty surrounding the timing and method of settlement that may be conditional on events occurring in the future are factored into the measurement of the liability rather than the existence of the liability.

Cambridge Electric adopted FIN 47 at December 31, 2005, as required.  The recognition of an ARO within its regulated utility business has no impact on Cambridge Electric's earnings.  In accordance with SFAS 71, Cambridge Electric established a regulatory asset to recognize future recoveries through depreciation rates for the recorded ARO.  Cambridge Electric has identified certain immaterial long-lived assets, including obligations under lease and easement arrangements, and has determined that it is legally responsible to remove such property.

For Cambridge Electric, the ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment.  As of December 31, 2005 and 2004, the estimated amount of the cost of removal included in regulatory liabilities was approximately $9.2 million and $9 million, respectively, based on the estimated cost of removal component in current depreciation rates.

Note C.  Change in Classification of Goodwill

Effective September 30, 2005, NSTAR, Cambridge Electric's Parent Company, changed the classification of its Goodwill to a regulatory asset.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill by Cambridge Electric to another subsidiary company of $30.9 million.  In addition to this change in classification to a regulatory asset and in accordance with the requirements of SFAS No. 109, "Accounting for Income Taxes," Cambridge Electric recognized $10.7 million of accumulated deferred income taxes along with an offsetting regulatory asset as of September 30, 2005.  The new classification of goodwill was adopted to better align with the Company's recovery of goodwill amortization from customers.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the Regulatory asset - goodwill in accordance with the Company's merger rate order allowing recovery of goodwill amortization and amounts to approximately

$0.3 million annually.  This additional amortization expense is entirely offset by a corresponding deferred income tax - benefit.

The Company's goodwill arose from the merger that created NSTAR in 1999.  As a result of a rate order from the MDTE approving the merger, the Company is recovering goodwill from its customers and, therefore, Cambridge Electric has determined that this rate structure allows for amortization of goodwill over the collection period.

Note D.  Regulatory Assets

Regulatory assets represent costs incurred that are expected to be collected from customers through future rates in accordance with agreements with regulators.  These costs are expensed when the corresponding revenues are received in order to appropriately match revenues and expenses.  Similarly, the regulatory liabilities established by the Company are required to be refunded to customers over time.

Regulatory assets consisted of the following:

	December 31,
(in thousands)	2005	2004

Power contract (including Yankee units)	$57,918	$77,390
Goodwill	27,068	-
Retiree benefit costs	1,368	3,181
Regulatory assets - other:
Merger costs to achieve	2,402	3,058
Purchase power costs	4,209	388
Other	29,571	12,675
Total current and long-term regulatory assets	$122,536	$96,692

Regulatory liability - other	$(4,492)	$(9,229)

Under the traditional revenue requirements model, electric rates are based on the cost of providing energy delivery service.  Under this model, Cambridge Electric is subject to certain accounting standards that are not applicable to other businesses and industries in general.  The application of SFAS 71 requires companies to defer the recognition of certain costs when incurred if future rate recovery of these costs is expected.  This is applicable to Cambridge Electric's electric distribution and transmission operations.

      Power contracts

The unamortized balance of the estimated costs to decommission the Connecticut Yankee (CY), Yankee Atomic (YA) and Maine Yankee (MY) nuclear power plants was $35.8 million and $42.4 million at December 31, 2005 and 2004, respectively.  The Company's liability for the CY decommissioning and its recovery end in 2010, for YA in 2010 and for MY in 2010.  However, should the actual costs exceed current estimates and anticipated decommissioning dates, the Company could have an obligation beyond these periods that would be fully recoverable.  These costs are recovered through the Company's transition charge.

In addition, at December 31, 2005 and 2004, $22.1 million and $35 million, respectively, represents the recognition of a buy-out of one purchase power contract that represents its future recovery through Cambridge Electric's transition charges through December 2008.

For the power contract that was terminated, Cambridge Electric did not earn a return on that balance.  Cambridge Electric recognized this regulatory asset as a result of recognizing the contract termination liability in accordance with SFAS No. 146 "Accounting for Costs Associated with the Exit or Disposal Activities."  As a result, Cambridge Electric has not treated this regulatory asset as an investment in which it would be entitled to earn a return.  Furthermore, no cash outlay has been incurred by Cambridge Electric to create the regulatory asset.  The contract's termination payments will occur over time and will be collected from customers through Cambridge Electric's transition charge over the same time period.

     Goodwill

Effective September 30, 2005, NSTAR, Cambridge Electric's Parent Company, changed the classification of its Goodwill to a regulatory asset.  As a result of this change, NSTAR has reallocated a portion of the previously recorded goodwill by Cambridge Electric to another subsidiary company.  In addition to this change in classification to a regulatory asset and in accordance with the requirements of SFAS No. 109, "Accounting for Income Taxes," Cambridge Electric recognized $10.7 million of accumulated deferred income taxes along with an offsetting regulatory asset as of September 30, 2005.  The new classification of goodwill was adopted to better align with the Company's recovery of goodwill amortization from customers.  The regulatory asset, representing the accumulated deferred income taxes, will be amortized over the remaining life of the Regulatory asset - goodwill in accordance with the Company's merger rate order allowing recovery of goodwill amortization and amounts to approximately $0.3 million annually.  This additional amortization expense is entirely offset by a corresponding deferred income tax - benefit.

     Retiree benefit costs

The retiree benefit regulatory asset at December 31, 2005 of $1.4 million is comprised of $0.6 million in carrying charges that will be recovered from customers commencing in 2006 related to its qualified pension and other postretirement benefit obligations.  There are $0.8 million of pension and PBOP expenses deferred under the MDTE order through 2005.  Deferred pension and PBOP costs are amortized and collected from customers over three years.  Cambridge Electric is allowed to recover its qualified pension and PBOP expenses through a reconciling rate mechanism.  This reconciling rate mechanism removes the volatility in earnings that may have resulted from requirements of existing accounting standards and provides for an annual filing and rate adjustment with the MDTE.

     Merger costs to achieve

An integral part of the merger was the MDTE-approved rate plan of the Company.  Significant elements of the rate plan include a four-year distribution rate freeze, recovery of the acquisition premium (goodwill) over 40 years and recovery of transaction and integration costs (costs to achieve) over 10 years.  Costs to achieve were the costs incurred to execute the merger including costs for a voluntary severance program, costs of financial advisors, legal costs and other transaction and systems integration costs.  These costs are collected from the Company's distribution customers and exclude a return component.  Refer to Note A.10 to these Financial Statements for more information on merger costs to achieve.

      Purchase power costs

The purchased power costs at December 31, 2005 relate to electric basic service costs.  Prior to March 1, 2005, customers had the option of continuing to buy electricity from Cambridge Electric at standard offer prices.  Since 1998, Cambridge Electric has been allowed to defer the difference between the standard offer and basic service revenues and the cost to supply the power, plus carrying costs.  As of March 1, 2005, basic service is the electricity that is supplied by the local distribution company when a customer has not chosen to receive service from a competitive supplier.  The market price for basic service may fluctuate based on the average market price for power.  Amounts collected through basic service are recovered on a fully reconciling basis.

     Other

These amounts primarily consist of deferred transition costs and deferred transmission costs that are set to be recovered over a subsequent twelve-month period with a carrying charge.  At December 31, 2005 and 2004, the deferred transition costs were $13.4 million and $2.3 million, respectively, and the deferred transmission costs were $14.7 million and $9.6 million, respectively.  The deferred costs represent the difference between the level of billed transition and transmission revenues and the current period costs incurred to provide transition and transmission-related costs.

Note E.  Derivative Instruments - Power Contracts

The electric distribution industry may contract to buy and sell electricity under option contracts, which allow the distribution company the flexibility to determine when and in what quantity to take electricity in order to align with its demand for electricity.  These contracts would normally meet the definition of a derivative instrument requiring mark-to-market accounting.  However, because electricity cannot be stored and utilities are obligated to maintain sufficient capacity to meet the electricity needs of their customer base, an option contract for the purchase of electricity typically qualifies for the normal purchases and sales exception as described in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) and Derivative Implementation Group (DIG) interpretations and, therefore, does not require mark-to-market accounting.  Cambridge Electric accounts for its power contracts in accordance with SFAS 133 and SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149).

Note F.  Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the future tax effects of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

For financial reporting purposes, the Company provides federal and state income taxes on a separate-return basis.  However, for federal income tax purposes, the Company's taxable income and deductions are included in the consolidated income tax return of NSTAR, the parent company, and it makes tax payments or receives refunds on the basis of its tax attributes in the tax return in accordance with applicable regulations.

Accumulated deferred income taxes and unamortized investment tax credits consisted of the following:

	December 31,
(in thousands)	2005	2004
Deferred tax liabilities:
Property-related	$26,252	$26,528
Goodwill	10,617	-
Other	20,875	9,558
	57,744	36,086
Deferred tax assets:
Investment tax credits	559	596
Other	6,946	7,244
	7,505	7,840
Net accumulated deferred income taxes	50,239	28,246
Accumulated unamortized investment tax credits	867	924
	$51,106	$29,170

Previously deferred investment tax credits are amortized over the estimated remaining lives of the property giving rise to the credits.

The following is a summary of the Company's provisions for income taxes for the years ended December 31, 2005 and 2004:

(in thousands)	2005	2004

Current income tax (benefit)/expense	$(6,498)	$(4,861)
Deferred income tax expense	10,767	10,533
Investment tax credit amortization	(57)	(57)
Income taxes charged to operations	4,212	5,615
Current tax expense on other income (deductions), net	18	239
	$4,230	$5,854

The effective income tax rates reflected in the accompanying financial statements and the reasons for their differences from the statutory federal income tax rate were as follows:

(in thousands)	2005	2004

Federal statutory rate	35%	35%

Federal income tax expense at statutory rate	$3,815	$5,179
Increase (decrease) from statutory rate:
State tax, net of federal tax benefit	588	764
Tax versus book depreciation	27	29
Amortization of investment tax credits	(57)	(57)
Goodwill and costs to achieve	313	203
Equity earnings in investments	(48)	(55)
Other	(408)	(209)

	$4,230	$5,854

Effective federal income tax rate	38.8%	39.6%

Note G.  Allocated Pension and Other Postretirement Benefits

1.   Pension

The NSTAR Pension Plan (the Plan) is a noncontributory plan, with certain limited contributory features, that covers substantially all employees of NSTAR Electric & Gas.  Boston Edison is the sponsor of the Plan and allocates the costs of the Plan to other NSTAR subsidiaries, including the Company, based on a percentage of total direct labor charged to the Company.

The funded status of the Plan cannot be presented separately for the Company since the Company participates in the Plan trust with other subsidiaries of NSTAR.  Plan assets are available to provide benefits for all Plan participants and are commingled.

The periodic pension costs allocated to the Company were $0.8 million and $1 million in 2005 and 2004, respectively, and represent cash transfers between the Company and Boston Edison.

2.   Other Postretirement Benefits

NSTAR also provides, through the Group Welfare Benefits Plans for Retirees of NSTAR, health care and other benefits to retired employees who meet certain age and years of service eligibility requirements.  These benefits include health insurance coverage.  Under certain circumstances, eligible employees are required to contribute for postretirement benefits.

To fund these postretirement benefits, NSTAR, on behalf of Cambridge Electric and other subsidiaries, makes contributions to various VEBA trusts that were established pursuant to section 501(c)(9) of the Internal Revenue Code.

The funded status of the Plan cannot be presented separately for Cambridge Electric since the Company participates in the Plan trusts with other subsidiaries of NSTAR.  Plan assets are available to provide benefits for all Plan participants who are former employees of Cambridge Electric and of other subsidiaries of NSTAR.

The net periodic postretirement benefit costs allocated to the Company were $0.8 million and $1.2 million in 2005 and 2004, respectively, and represent transfers between the Company and NSTAR based on a percentage of total direct labor charged to the Company.

The Company is allowed to fully recover its allocated share of qualified pension and PBOP expenses through a reconciling rate mechanism.

3.   Savings Plan

The Company contributes proportionately into a defined contribution 401(k) plan for substantially all employees of NSTAR Electric & Gas.  Matching contributions (which are equal to 50% of the employees' deferral up to 8% of eligible compensation) included in the accompanying Statements of Income, under operations and maintenance expense, amounted to $269,000 in 2005 and $249,000 in 2004.  The plan was amended to allow for increased maximum annual pre-tax contributions and additional "catch-up" pre-tax contributions for participants age 50 or older, acceptance of other types of "roll-over" pre-tax funds from other plans and the option of reinvesting dividends paid on the NSTAR Common Share Fund or receiving such dividends in cash.  The election to reinvest dividends paid on the NSTAR Common Share Fund or receive the dividends in cash is subject to a freeze period beginning seven days prior to the date any dividend is paid.  During this period, participants cannot change their election.  Dividends are paid to this plan four times a year in February, May, August and November.

Note H.   Long-Term Debt and Interim Financing

1.   Long-Term Debt

Long-term debt outstanding was as follows:

	Original	Balance at December 31,
(in thousands)	Issue	2005	2004

7-Year Notes, 7.62%, due 2006	$20,000	$-	$20,000
15-Year Notes, 8.7%, due 2007	5,000	5,000	5,000
	$25,000	$5,000	$25,000

The Company, under favorable conditions, may purchase its outstanding notes in advance; however, an early payment premium may be incurred.

Maturing long-term debt for the five years subsequent to December 31, 2005 is as follows:

Total
Year	(in thousands)
2006	$20,000
2007	5,000
2008	-
2009	-
2010	-
Total	$25,000

The Company has financial covenants under its long-term debt and was in compliance with such covenants at December 31, 2005 and 2004.

2.   Notes Payable to Banks

Cambridge Electric and certain of its affiliated companies collectively have $245 million available under several lines of credit.  These lines are normally renewed upon expiration and commitment fees are required.  Collectively, approximately $154.5 million and $109.9 million were outstanding under these lines of credit as of December 31, 2005 and 2004, respectively.  The Company's portion of the amounts outstanding under these lines was approximately $35.9 million and $11.7 million at December 31, 2005 and 2004, respectively.

On June 27, 2004, the Company received FERC authorization to issue short-term debt securities from time to time on or before June 27, 2006 with a maturity date no later than June 26, 2007 in amounts such that the aggregate principle does not exceed $60 million at any one time.

Interest rates including fees on the outstanding borrowings generally are money market rates and averaged 3.82% and 2.42% in 2005 and 2004, respectively.

3.    Advances from Affiliates

The Company is a member of the NSTAR Money Pool (the Pool); an arrangement among the subsidiaries of the Parent, whereby short-term cash surpluses are used to help meet the short-term borrowing needs of the utility subsidiaries.  In general, lenders to the Pool receive a higher rate of return than they otherwise would on such investments, while borrowers pay a lower interest rate than those available from banks.  Interest rates on the outstanding borrowings are based on the monthly average rate the Company would otherwise have to pay banks, less one-half the difference between that rate and the monthly average U.S. Treasury Bill weekly auction rate.  The borrowings are for a period of less than one year and are payable upon demand.  Rates on these borrowings averaged 3.36% and 1.55% in 2005 and 2004, respectively.  The Company had borrowings of $14.9 million and $6.6 million from the Pool at December 31, 2005 and 2004, respectively.

4.   Disclosures About Fair Value of Financial Instruments

The fair value of certain financial instruments included in the accompanying Balance Sheets as of December 31, 2005 and 2004 were as follows:

	2005		2004
(in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt (including current maturities)	$25,000	$25,670	$25,000	$27,040

The carrying amount of cash, notes payable to banks and advances to/from affiliates approximates the fair value because of the short maturity of these financial instruments.

The estimated fair value of long-term debt is based on quoted market prices of the same or similar issues on the current rates offered for debt with the same remaining maturity.  The fair values shown above do not represent the amounts at which those obligations would be settled.

Note I.  Dividend Restriction

At December 31, 2005, there were no retained earnings restricted against the payment of cash dividends pursuant to the Company's note agreements securing long-term debt.

Note J.   Contracts for the Purchase of Energy

1.   NSTAR Electric Purchase Power Agreements

As a Massachusetts distribution company, Cambridge Electric is required to obtain and resell power to retail customers for those who choose not to buy energy from a competitive energy supplier.  Standard offer service option for customers ended on February 28, 2005.  Therefore, all customers who had not chosen to receive service from a competitive supplier were provided default service, which was designated basic service thereafter.  Basic service rates are reset every six months (every three months for large commercial and industrial customers).  The price of basic service is intended to reflect the average competitive market price for power.  For basic service power supply, Cambridge Electric makes periodic market solicitations consistent with the MDTE regulations.  During 2005, Cambridge Electric entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2006 through June 30, 2006 and for 50% of its obligation, other than to these large customers, for the second-half of 2006.  Cambridge Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation for large customers through March 2006.  A request for proposals will be issued quarterly in 2006 for the remainder of the obligation for large customers and semi-annually for non-large customers.  For 2005, Cambridge Electric entered into agreements ranging in length from three to twelve months.

To a certain extent, Cambridge Electric supplements its load requirements through existing long-term contracts.  In 2004, Cambridge Electric, initiated a process to auction off certain purchase power agreements under which it had entitlements to under long-term contracts.  The auction was intended to further Cambridge Electric's efforts to mitigate stranded costs, which continue to be recovered from customers.  During 2004, Cambridge Electric executed an agreement to buy-out one of its purchase power agreements.  This agreement constitutes approximately 25 megawatts of capacity and limits Cambridge Electric's future exposure to the above-market costs in the original agreement.  As of December 31, 2004, this agreement was approved by the MDTE.  The agreement provides no economic benefit to the Company and, therefore, the agreement's contract termination costs were recognized.  This agreement requires Cambridge Electric to make monthly payments through December 2008 totaling approximately $43 million.

Cambridge Electric anticipates making these payments from funds generated from operations and will be fully recovered through Cambridge Electric's transition charge.  The total amount recognized for obligations at December 31, 2005 and 2004 is $22.1 million and $35 million, respectively, (in present day dollars); approximately $5 million and $15 million, respectively, as a component of Current liabilities - power contracts and approximately $17.1 million and $20 million, respectively, as a component of Deferred credits - power contracts on the accompanying Balance Sheets.  Cambridge Electric has recorded a corresponding regulatory asset to reflect the full future recovery of these payments through its transition charge.  This recognition represents a non-cash increase to assets and liabilities.

Note K.   Other Utility Matters

1.   Service Quality Indicators

Service quality indicators (SQI) are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, customer satisfaction, and reliability and safety performance for all Massachusetts utilities.  Cambridge Electric is required to report annually to the MDTE concerning its performance as to each measure and is subject to maximum penalties of up to two percent of its transmission and distribution revenues should performance fail to meet the applicable benchmarks.

On March 1, 2005, Cambridge Electric filed its 2004 Service Quality Report with the MDTE that demonstrated the Company achieved levels of reliability and performance; the report indicates that no penalty was assessable for 2004.  The MDTE concurred with the Company's determination in an order issued in October 2004.  Cambridge Electric monitors its service quality continuously to determine its contingent liability, and if it is probable that a liability has been incurred and is estimable, a liability would be accrued.  Annually, Cambridge Electric makes a service quality performance filing with the MDTE.  Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the MDTE issues an order determining the amount of any such liability.

In late 2004, the MDTE initiated a proceeding to potentially modify the service quality indicators for all Massachusetts utilities.  Until any modification occurs, the current SQI measures will remain in place.  Cambridge Electric cannot predict the outcome or timing of this proceeding.

As of December 31, 2005, Cambridge Electric 2005 performance has exceeded the applicable established benchmarks and, as such, no liability has been accrued for 2005.

The Settlement Agreement approved by the MDTE on December 30, 2005, established an additional performance measure applicable to Cambridge Electric.  A specific proposal to implement this performance benchmark will be submitted to the MDTE for approval on or before July 1, 2006 and shall be subject to a maximum penalty or incentive of up to $500,000. This new measure settlement establishes a performance benchmark relating to poor performing circuits.

Note L.  Commitments and Contingencies

1.   Contractual Commitments

The Company leases equipment and office space under arrangements that are classified as operating leases.  These lease agreements are for terms of one year or longer.  Leases currently in effect contain no provisions that prohibit the Company from entering into future lease agreements or obligations.

Future minimum lease payments, by period and in the aggregate, of non-cancelable operating leases consisted of the following at December 31, 2005:

Operating Leases
Year	(in thousands)
2006	$154
2007	162
2008	53
2009	9
2010 and thereafter	16

Total future minimum lease payments	$394

Total rent expense for all operating leases, except those with terms of a month or less, amounted to $1.1 million and $0.6 million in 2005 and 2004, respectively.  There were no contingent rentals and no sublease rentals for the years 2005 and 2004.

2.   Power Supply

Cambridge Electric has entered into short-term power purchase agreements to meet its entire basic service supply obligation, other than to its largest customers, for the period January 1, 2006 through June 30, 2006 and for 50% of its obligation, other than to the largest customers, for the second-half of 2006.  Cambridge Electric has entered into a short-term power purchase agreement to meet its entire basic service supply obligation for large customers through June 2006.  A request for proposals will be issued quarterly in 2006 for the remainder of the obligation for large customers and semi-annually for non-large customers in accordance with the MDTE requirements.  Cambridge Electric entered into agreements ranging in length from three to twelve months effective January 1, 2005 through December 31, 2005 with suppliers to provide full basic service energy and ancillary service requirements at contract rates approved by the MDTE.  Cambridge Electric is currently recovering payments it is making to suppliers from its customers and has financial and performance assurances and financial guarantees in place with those suppliers to protect Cambridge Electric from risk in the unlikely event any of its suppliers encounter financial difficulties or fail to maintain an investment grade credit rating.  In connection with certain of these agreements, should, in the unlikely event, Cambridge Electric receives a credit rating below investment grade, it potentially could be required to obtain certain financial commitments, including but not limited to, letters of credit.

The following represents Cambridge Electric's long-term energy related contractual commitments:

(in millions)	2006	2007	2008	2009	2010	Years Thereafter	Total
Purchase power buy-out obligations	$5	$10	$10	$ -	$ -	$ -	$25

Purchase power buy-out obligations represent the buy-out agreement for contract termination costs that reduce the amount of above-market costs that Cambridge Electric will collect from its customers through its transition charges.  The agreement requires Cambridge Electric to make net monthly payments through December 2008.

3.   Electric Equity Investments

Cambridge Electric has an equity ownership of 4.5% in Connecticut Yankee Atomic Power Company (CYAPC), 2% in Yankee Atomic Electric Company (YAEC), and 4% in Maine Yankee Atomic Power Company, (collectively, the "Yankee Companies").  Periodically, Cambridge Electric obtains estimates from the management of the Yankee Companies on the cost of decommissioning the Connecticut Yankee nuclear unit (CY), the Yankee Atomic nuclear unit (YA), and the Maine Yankee nuclear unit (MY).  These nuclear units are completely shut down.  Two of these units are currently conducting decommissioning activities and the third unit has been decommissioned in accordance with the Federal Nuclear Regulatory Commission procedures.

Based on estimates from the Yankee Companies' management as of December 31, 2005, the total remaining cost for decommissioning each nuclear unit is approximately as follows:  $515.7 million for CY, $149.3 million for YA and $242.5 million for MY.  Of these amounts, Cambridge Electric is obligated to pay $23.2 million towards the decommissioning of CY ($5.6 million of which is current), $3 million toward YA ($1.1 million of which is current), and $9.7 million toward MY ($2.5 million of which is current).  These estimates are recorded in the accompanying Balance Sheets as Power contract liabilities with a corresponding regulatory asset and do not impact the current results of operations and cash flows.  These estimates may be revised from time to time based on information available to the Yankee Companies regarding future costs.  The Yankee Companies have received approval from the FERC for recovery of these costs and Cambridge Electric expects any additional increases to these costs to be included in future rate applications with the FERC, with any resulting adjustments being charged to their respective sponsors, including Cambridge Electric.  Cambridge Electric would recover its share of any allowed increases from customers through the transition charge.

During the course of carrying out the decommissioning work, YA has identified increases in the scope of soil remediation and certain other remediation required to meet environmental standards beyond the levels assumed in the 2003 Estimate.  On November 23, 2005, YA submitted a filing to the FERC for revisions to its Rate Schedules to revise the level of collections to recover the costs of completing the decommissioning of YA's retired nuclear generating plant (the 2005 Estimate).  The schedule for the completion of physical work will need to extend until the end of August 2006 and the costs of completing decommissioning will be approximately $63 million greater than the estimate that formed the basis of the 2003 FERC settlement.  Based on this allocation increase, Cambridge Electric is obligated to pay $1.3 million to the decommissioning of YA.  Most of the cost increase relates to decommissioning expenditures that will be made during 2006, followed by a significant reduction in those charges during the years 2007 through 2010.  On January 31, 2006, the FERC issued an order accepting the rates for filing, effective February 1, 2006, subject to hearing and refund.  The FERC ordered the hearing held in abeyance pending the outcome of settlement procedures.  Cambridge Electric cannot predict the timing or the ultimate outcome of these settlement discussions.

CY's estimated decommissioning costs increased significantly in 2003 and the increase reflects the fact that CY is now self-performing all work to complete the decommissioning of the plant due to the termination of the decommissioning contract with Bechtel Power Corporation (Bechtel).  In July 2004, CY filed with the FERC for recovery of these increased costs.  In August 2004, the FERC issued an order accepting the new rates, beginning in February 2005, subject to the outcome of a hearing and refund to allow for this recovery.

On March 7, 2006, CY and Bechtel executed a "Settlement Heads of Agreement" (Settlement Agreement) that fully settles a dispute in accordance with stipulated terms.  The Settlement Agreement fully, mutually and immediately settles a dispute among those parties.  Bechtel has agreed to pay CY $15 million, and CY will withdraw its termination of the decommissioning contract for default and deem it terminated by agreement.  Cambridge Electric's portion of the settlement proceeds will be returned to its customers through its transition charge.  Bechtel had previously filed a complaint against CY asserting several claims including wrongful termination.  Bechtel sought to garnish the decommissioning trust and related payments.  In October 2004, Bechtel and CY entered into a stipulation under which Bechtel relinquished its right to seek garnishment of the decommissioning trust and related payments in return for the potential attachment of CY's real property in Connecticut with a book value of $7.9 million and the escrowing of portions of the sponsors' periodic payments, up to a total of $41.7 million, all of which the sponsors, which include Cambridge Electric, are scheduled to pay to CY through June 30, 2007.  This stipulation was subject to approval of the Court and would not be implemented until the Court found that such assets were subject to attachment.  CY intended to contest the ability of Bechtel to attach these assets prior to a trial that had been scheduled for May 2006.

The various decommissioning trusts for which Cambridge Electric is responsible through its equity ownership are established pursuant to Federal regulations.  The investment of decommissioning funds that have been established, are managed in accordance with these federal guidelines, state jurisdictions and with the applicable Internal Revenue Service requirements.  Some of the requirements state that these investments be managed independently by a prudent fund manager and that funds are to be invested in conservative, minimum risk investment securities.  Any gains or losses are anticipated to be refunded to or collected from customers, respectively.

4.   Environmental Matters

The Company is subject to laws and regulations administered by federal, state and local authorities relating to the quality of the environment.  These laws and regulations affect, among other things, the siting and operation of electric distribution and transmission facilities and can require the installation of expensive air and water pollution control equipment.  These regulations have had an impact on the Company's operations in the past and will continue to have an impact on future operations, capital costs and construction schedules of major transmission and distribution facilities.  Environmental clean-up obligations accrued by the Company as of December 31, 2005 and 2004 amounted to approximately $25,000, and are included as part of Deferred credits-other in the accompanying Balance Sheets.

Note M.  Regulatory Proceedings

1.   Regulatory proceedings

On December 30, 2005, the MDTE approved a multi-year rate Settlement Agreement between the Attorney General of Massachusetts, Cambridge Electric and several interveners, for adjustments to Cambridge Electric's transition and distribution rates effective January 1, 2006 and May 1, 2006, respectively.  Effective with the January 1st date adjustment, Cambridge Electric will freeze its total transition and distribution rates through 2012.  Additionally, the Settlement Agreement establishes performance-based distribution rate increases (PBR) beginning January 1, 2007.  The PBR will result in annual inflation-adjusted distribution rate increases that will be offset by a decrease in transition rates through 2012.

In December 2005, Cambridge Electric filed proposed transition rate adjustments for 2006, including a preliminary reconciliation of transition, transmission, standard offer and default service costs and revenues through 2005.  The MDTE subsequently approved tariffs for Cambridge Electric effective January 1, 2006.  The filings are to be updated in April 2006 to reflect final 2005 costs and revenues which are subject to final reconciliation.  As part of the Settlement Agreement approved by the MDTE on December 30, 2005, transition rates are further impacted by a reduction of $0.6 million effective January 1, 2006 and by $0.9 million on May 1, 2006 and are deferred with carrying charges at a rate of 10.88%.

On October 19, 2005, the MDTE approved a settlement agreement between Cambridge Electric and the Attorney General of the Commonwealth of Massachusetts to resolve issues relating to the reconciliation of transition, standard offer and basic service costs for 2003 and 2004.  On March 24, 2006, the MDTE approved a second settlement relating to the Company's reconciliation of transmission costs and revenues.  The Company will refund its customers $2.5 million, an amount that was previously reserved, through retail transmission rates effective on January 1, 2007 through December 31, 2007.  This settlement agreement had no material effect on Cambridge Electric's results of operations, cash flows and financial condition for the reporting period.

Cambridge Electric filed proposed changes to its Open Access Transmission Tariff (OATT) with the FERC on March 30, 2005 to provide for consistent application of the OATT among all NSTAR Electric companies.  The new tariffs became effective on June 1, 2005; however, the FERC set issues raised in the proceeding for hearing.  Settlement discussions with the sole intervenor, the Attorney General of Massachusetts, are ongoing.  Cambridge Electric cannot predict the timing or ultimate resolution of this proceeding with the FERC.

2.   Other Legal Matters

In the normal course of its business, Cambridge Electric is involved in certain legal matters, including civil litigations.  Management is unable to fully determine a range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs ("legal liabilities") that would be in excess of amounts accrued and amounts covered by insurance.  Based on the information currently available, Cambridge Electric does not believe that it is probable that any such legal liabilities will have a material impact on its financial position.  However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, cash flows and financial condition for a reporting period.

SIGNATURE

CAMBRIDGE ELECTRIC LIGHT COMPANY

Date: March 27, 2006

/s/ R. J. WEAFER, JR.

Robert J. Weafer, Jr.

Vice President, Controller,

and Chief Accounting Officer